Exhibit 99.1

Item 1.  Business

General

Horizon Offshore, Inc. (a Delaware corporation) was incorporated on December 19, 1995. Horizon Offshore, Inc. and its subsidiaries (references to “Horizon,” “company,” “we” or “us” are intended to refer to Horizon Offshore, Inc. and its subsidiaries) provide marine construction services for the offshore oil and gas and other energy related industries in the U.S. Gulf of Mexico, Latin America, Southeast Asia and West Africa.

Our primary services include:

•	laying, burying or repairing marine pipelines;

•	providing hook-up and commissioning services;

•	installing production platforms and other structures; and

•	disassembling and salvaging production platforms and other structures.

On April 12, 2006, we effected a 1-for-25 reverse stock split of our issued and outstanding common stock. All common share amounts (and per share amounts) have been adjusted to reflect the 1-for-25 reverse stock split. In the accompanying consolidated balance sheets, we have adjusted our stockholders’ equity accounts by reducing our stated capital and increasing our additional paid-in capital by approximately $8,000 as of December 31, 2005 and approximately $20,574,000 as of December 31, 2004, to reflect the reduction in outstanding shares as a result of the reverse stock split. In the accompanying consolidated statements of stockholders’ equity, we have adjusted the share amounts and the balances of our stated capital and additional paid-in capital for all periods presented as a result of the reverse stock split.

Recapitalization

During the last several years, we have incurred losses, and our delays in collecting and inability to collect several large outstanding claims and receivables, the low utilization of our vessels, a fire on the Gulf Horizon and the cash collateral required to secure performance bonds and letters of credit negatively impacted our liquidity. Due to our inability to issue equity, we were forced to incur a substantial amount of debt to meet our liquidity needs. Due to industry conditions in 2003 and 2004 and in light of our inability to service this amount of debt in 2004 and early 2005, we implemented a two-step recapitalization to improve our financial condition.

On March 31, 2005, we implemented the first step of our recapitalization plan by entering into a financing agreement with the holders, and their affiliates, of our 16% and 18% Subordinated Secured Notes due March 31, 2007 (collectively, the Subordinated Notes), consisting of a $30 million senior secured term loan A facility and a $40 million senior secured term loan B facility (the Senior Credit Facilities), maturing on March 31, 2007. We received net proceeds of $44.2 million from the Senior Credit Facilities after repayment of the $25.8 million outstanding, including $0.2 million of accrued interest, under a revolving credit facility with The CIT Group/Equipment Financing, Inc. (the CIT Group). We used the net proceeds to pay closing costs, provide working capital to support our operations and for other general corporate purposes. On June 10, 2005, we completed the second step of our recapitalization plan by closing a debt for equity exchange transaction (the Exchange Transaction) pursuant to which we issued to the holders of our Subordinated Notes 2,400,001 shares of our common stock and one million shares of our Series B Mandatorily Convertible Redeemable Preferred Stock (the Series B Preferred Stock). In addition to issuing these securities in exchange for approximately $85 million of the approximately $110 million aggregate principal amount of outstanding Subordinated Notes and all of the 1,400 outstanding shares of our Series A Redeemable Participating Preferred Stock (the Series A Preferred Stock), these securities were issued in consideration of the holders of our Subordinated Notes consenting to the Senior Credit Facilities and releasing the collateral securing the Subordinated Notes, amending the terms of the $25 million aggregate principal amount of Subordinated Notes that remained outstanding after the consummation of the Exchange Transaction (the 8% Subordinated Notes) and, if applicable, participating in the $70 million Senior Credit Facilities as a lender. During the fourth quarter of 2005, all of the Series B Preferred Stock was exchanged for or converted into a total of 22,165,574 shares of our common stock.

On December 19, 2005, we completed a private placement (the Private Placement) of 2,106,000 shares of our common stock with several accredited investors at $9.50 per share, resulting in net proceeds of $18.8 million after deducting commissions and other expenses. Contemporaneously with the completion of the Private Placement, we exchanged $8.0 million in aggregate principal amount (including accrued and unpaid interest) of 8% Subordinated Notes for non-interest bearing convertible notes that were converted into 842,105 shares of our common stock at $9.50 per share prior to December 31, 2005. On December 23, 2005, we exchanged an additional $5.2 million aggregate principal amount (including accrued and unpaid interest) of our 8% Subordinated Notes, which resulted in the issuance of 553,167 shares of our common stock. As of December 31, 2005, we had $12.8 million, including paid in-kind interest, of 8% Subordinated Notes outstanding.

In connection with the Exchange Transaction, we entered into a registration rights agreement obligating us to file registration statements under the Securities Act of 1933 with respect to the 2,400,001 shares of our common stock issued in connection with such transaction and the shares of common stock issued upon conversion or earlier exchange of the Series B Preferred Stock. In connection with the Private Placement and the exchange of our 8% Subordinated Notes, the registration rights agreement was amended to require us to register the shares of our common stock issued in connection with such transactions. In the fourth quarter of 2005 and in the first quarter of 2006, we filed separate registration statements to register the shares of our common stock issued in connection with these transactions.

The issuance of shares of common stock during 2005 has resulted in significant dilution to our existing common stockholders and the book value of their shares of our common stock. Additionally, the issuance of shares of our common stock in the Exchange Transaction resulted in a change of control of our company. If these stockholders act together, they are in a position to control the election of our directors and to control or exercise substantial influence over the outcome of any matter requiring a stockholder vote.

In addition to the recapitalization plan completed in 2005, we have recently refinanced a significant portion of our debt maturing in 2006, as well as our Senior Credit Facilities that mature in 2007. See Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for further details of this financing transaction.

Scope of Operations

Our operating results are directly tied to industry demand for our services, and, to a lesser degree, seasonal impact. The demand for our services depends on the level of capital expenditures by oil and gas companies for developmental construction. Due to the time required to drill a well and fabricate a production platform, demand for our services usually lags exploratory drilling by nine to eighteen months and sometimes longer. In addition, the demand for repair and salvage work increased due to hurricane activity in the U.S. Gulf of Mexico during 2004 and 2005.

Our fleet consists of nine operational vessels. In February 2006, we acquired the Texas Horizon, a diving support and deepwater reel pipelay vessel. The Gulf Horizon is currently not operational due to a fire in May 2004 and is not included in the discussion of our vessels. The following table describes our marine vessels.

			Maximum	Maximum
			Derrick	Pipelay
		Length	Lift	Diameter
Vessel	Vessel Type	(Feet)	(Tons)	(Inches)

American Horizon	Pipelay/Pipebury	180	—	18
Lone Star Horizon	Pipelay/Pipebury	320	—	39
Brazos Horizon	Pipelay/Pipebury	210	—	18
Pecos Horizon	Pipelay/Pipebury	250	—	24
Canyon Horizon	Pipebury	330	—	—
Atlantic Horizon	Derrick	420	550	—
Pacific Horizon	Derrick	350	1,000	—
Sea Horizon	Derrick/Pipelay	360	1,200	36
Texas Horizon	Diving Support/Pipelay and Dynamically Positioned	341	—	10

Our four operational pipelay and pipebury vessels are able to install and bury pipelines with an outside diameter (including concrete coating) of up to 39 inches. These vessels employ conventional S-lay technology that is appropriate for operating on the U.S. continental shelf and the international areas where we currently operate. Conventional pipeline installation involves the sequential assembly of pieces of pipe through an assembly line of welding stations that run the length of the pipelay vessel. Welds are then inspected and coated on the deck of the pipelay barge. The pipe is then supported off the stern and into the water via a ramp that is referred to as a “pontoon” or “stinger.” The ramp supports the pipe to some distance under the water and prevents over-stressing as it curves into a horizontal position toward the sea floor. The barge is then moved forward by its anchor winches and the pipeline is laid on the sea floor. The suspended pipe forms an elongated “S” shape as it undergoes a second bend above the contact point. During the pipelay process, divers regularly inspect the pipeline to ensure that the ramp is providing proper support and that the pipeline is settling correctly.

Pipelines installed on the U.S. continental shelf located in water depths of 200 feet or less are required by the regulations of the United States Department of Interior’s Minerals Management Service to be buried at least three feet below the sea floor. Jet sleds towed behind pipelay/pipebury barges are used to bury pipelines on smaller pipe installation projects. Towed jet sleds are less likely to damage the pipeline being laid or any existing pipelines that the pipeline may cross. Towed jet sleds use a high-pressure stream of air and water that is pumped from the barge to create a trench into which the pipe settles. For larger pipe burying projects, or where deeper trenching is required, we use the Canyon Horizon, our dedicated bury barge. As of December 31, 2005, the Canyon Horizon was located in the Mediterranean but was mobilized to the U.S. Gulf of Mexico in February 2006. We match our burying approach to the requirements of each specific contract by using the Canyon Horizon for larger projects and our towed jet sleds behind pipelay barges for smaller projects.

We also install and remove or salvage offshore fixed platforms. We operate two derrick barges equipped with cranes designed to lift and place platforms, structures or equipment into position for installation. In addition, they are used to disassemble and remove platforms and prepare them for salvage or refurbishment. The Pacific Horizon has a lift capacity of 1,000 tons, and the Atlantic Horizon has a 550-ton lift capacity.

The Sea Horizon, our 360-foot long and 100-foot wide combination vessel that has both pipelay and derrick capabilities, is utilized to install up to 36” diameter pipe. The Sea Horizon is also utilized to install and remove offshore fixed platforms and has a lift capacity of 1,200 tons.

The recently acquired Texas Horizon is a dynamically positioned DP 2 deepwater construction and pipelay vessel. It is capable of providing diving and remotely operated vessel (ROV) support, as well as installing small diameter rigid pipe, flexible pipe, coiled tubing and umbilicals in deep water.

Our customers award contracts by means of a highly competitive bidding process. In preparing a bid, we must consider a variety of factors, including estimated time necessary to complete the project, the recovery of equipment costs and the location and duration of current and future projects. We place a strong emphasis on attempting to sequentially structure scheduled work in adjacent areas. Sequential scheduling reduces mobilization and demobilization time and costs associated with each project resulting in increased profitability. We employ core groups of experienced offshore personnel that work together on particular types of projects to increase our bidding accuracy. We often obtain the services of workers outside of our core employee groups by subcontracting with other parties. Our management examines the results of each bid submitted, reevaluates bids, and implements a system of controls to maintain and improve the accuracy of the bidding process. The accuracy of the various estimates in preparing a bid is critical to our profitability.

Our contracts are typically of short duration in the U.S. Gulf of Mexico, being completed in periods as brief as several days to periods of up to several months for projects involving our larger pipelay vessels. International construction projects typically have longer lead times and extended job durations. Substantially all of our projects are performed on a fixed-price or a combination of a fixed-price and day-rate basis in the case of extra work to be performed under the contract. From time to time, we perform projects on a day-rate or cost-reimbursement basis. Due to the nature and often indeterminate scope of the substantial 2005 hurricane related repair work in the U.S. Gulf of Mexico, our hurricane repair work is now primarily being contracted and performed on a day-rate basis. Under a fixed-price contract, the price stated in the contract is subject to adjustment only for change orders approved by the customer. As a result, we are responsible for all cost overruns. Furthermore, our profitability under a fixed-price contract is reduced when the contract takes longer to complete than estimated. Similarly, our profitability will be increased if we can perform the contract ahead of schedule. Under cost-reimbursement arrangements, we receive a specified fee in excess of direct labor and material cost and are protected against cost overruns, but unless cost savings incentives are provided, we generally do not benefit directly from improved performance.

Marine Equipment

We own all of our marine vessels and have placed mortgages on them to collateralize our debt. See Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” Under governmental regulations and our insurance policies, we are required to maintain the vessels in accordance with standards of seaworthiness, safety and health prescribed by governmental regulations and applicable vessel classification societies. We believe that we are in compliance with all governmental regulations and insurance policies regarding the operation and maintenance of our nine operational vessels.

In the normal course of our operations, we also lease or charter other vessels, such as diving support vessels, tugboats, cargo barges, utility boats and support vessels.

Safety and Quality Assurance

We believe that ensuring the safety and health of our employees, protecting the environment and our assets, while consistently providing products and services to our customers’ satisfaction and within regulatory guidelines, are key components of our operations. We maintain stringent safety assurance programs to reduce the possibility of costly incidents and to attract and retain new employees and customers. Our Health, Safety, Environmental and Quality Department establishes and regularly updates these programs to ensure compliance with all applicable state, federal, foreign and customer safety regulations as well as the quality requirements for providing an end product that satisfies client and regulatory specifications.

In 2005, our worldwide Health and Safety Management System received re-certification approval to the OHSAS-18001 standard by the Norwegian classification society Det Norske Veritas (DNV). This certification indicates that our health and safety processes meet or exceed international standards. Additionally in 2005, our Quality Management System received renewed accreditation to the ISO-9001/2000 standard by DNV. This accreditation indicates that our quality processes consistently provide products and services that meet or exceed customer and applicable regulatory requirements. In 2005, we also received ISO-14001 certification by DNV, which indicates that the company has environmental management and protection processes in place that meet or exceed international standards.

Seasonality, Cyclicality and Factors Affecting Demand

Historically, the marine construction industry in the U.S. Gulf of Mexico has been highly seasonal with contracts typically awarded in the spring and early summer and performed before the onset of adverse weather conditions in the winter. The effect of this historical seasonality on our domestic operations was offset during the fourth quarter of 2005 by the increased demand for repair and salvage work resulting from hurricane activity in the U.S. Gulf of Mexico during 2004 and 2005. We expect this repair work to continue to offset the seasonality of our operations during the first quarter of 2006 as well.

The scheduling of much of our work is affected by weather conditions, the historical timing of capital expenditures by oil and gas companies and other factors, and many projects are performed within a relatively short period of time. We attempt to offset the seasonality of our core operations in the U.S. Gulf of Mexico and offshore Mexico by performing marine construction projects in international areas offshore Southeast Asia and West Africa. We believe that these regions and the timing of customers’ awards will provide some measure of counter-seasonal balance to our operations in the U.S. Gulf of Mexico and offshore Mexico, but we cannot ensure that performing jobs in these areas will offset this seasonality of work.

The demand for offshore construction services depends largely on the condition of the oil and gas industry and, in particular, the level of capital expenditures by oil and gas companies for developmental construction, as well as repair and salvage work. These capital expenditures are influenced by:

•	the price of oil and gas and industry perception of future prices;

•	expectations about future demand and prices;

•	the ability of the oil and gas industry to access capital;

•	the cost of exploring for, producing and developing oil and gas reserves;

•	discovery rates of new oil and gas reserves in offshore areas;

•	sale and expiration dates of offshore leases in the United States and abroad;

•	local and international political and economic conditions;

•	governmental regulations;

•	the availability and cost of capital; and

•	damage to structures and pipelines caused by hurricanes and severe weather conditions in the U.S. Gulf of Mexico.

Working Capital Requirements for Project Start-up Costs

Our cash requirements are greatest at the start-up of new projects since we are required to incur mobilization expenses and complete all or a substantial portion of the majority of our projects before receiving payment from the customer. We may also be required to incur substantial costs to procure pipe and other materials prior to beginning construction and receiving any customer payments. The timing of start-up costs incurred and progress billings on large contracts in accordance with contract terms and milestones and the collection of the related contract receivables may increase our working capital requirements. In addition, we may be required to use working capital to provide collateral to secure future performance bonds or letters of credit on large international contracts. These working capital requirements for project start-up costs may prohibit us from pursuing some construction projects because we may not have adequate working capital to support the project’s cash requirements.

Customers and Geographic Information

We have domestic and international operations in one industry, the marine construction service industry for offshore oil and gas companies and energy companies. During 2005, we provided marine construction services for domestic customers in the U.S. Gulf of Mexico and foreign customers in Latin America, Southeast Asia, West Africa and the Mediterranean. See Note 13 of our notes to consolidated financial statements for financial information on our geographic segments. The percentages of consolidated revenues from domestic and foreign customers for each of the last three years are as follows:

	2005	2004	2003

Domestic	55%	29%	75%
Foreign	45%	71%	25%

In 2005, we provided offshore marine construction services to approximately 45 customers. Our customers consist of national oil companies, major and independent oil and gas companies, energy companies and their affiliates. Customers accounting for more than 10% of consolidated revenues for each of the last three years are as follows:

	2005	2004	2003

Customer A	24%	—	—
Customer B	14%	—	—
Customer C	10%	23%	1%
Customer D	9%	36%	—
Customer E	—	—	25%
Customer F	—	—	15%
Customer G	—	—	10%

The amount of revenue accounted for by a customer depends on the level of construction services required by the customer based on the size of its capital expenditure budget and our ability to bid for and obtain its work. Consequently, customers that account for a significant portion of contract revenues in one year may represent an immaterial portion of contract revenues in subsequent years. The revenues associated with our Latin America geographic segment are generally derived from our work for Petróleos Mexicanos (Pemex), the Mexican national oil company. As such, the loss of this customer would have a material adverse effect on our Latin America geographic segment.

Backlog

As of March 3, 2006, our backlog supported by written agreements totaled approximately $296 million, compared to approximately $170 million as of March 28, 2005. We were awarded a contract for the installation, tie-in and associated commissioning of pipelines offshore Mexico for Pemex during February 2006, which is included in our backlog. All of our current backlog is expected to be performed during 2006. As of December 31, 2005, our backlog supported by written agreements totaled approximately $210 million, compared to our backlog at December 31, 2004 of approximately $166 million. Our backlog has typically been lower in the fourth and first quarters of the year due to the seasonality and weather conditions in the U.S. Gulf of Mexico during the winter months. As we secure additional international projects, which tend to have longer lead times and result in earlier awards, our backlog may increase. Because of contract lead times, durations and seasonal issues, we do not consider backlog amounts to be a reliable indicator of annual revenues.

Insurance

Our operations are subject to the inherent risks of offshore marine activity, including accidents resulting in injuries, the loss of life or property, damage to property, environmental mishaps, mechanical failures and collisions. We purchase insurance to provide protection against certain insurable risks at levels we believe are consistent with industry standards, which includes purchasing marine hull insurance to cover physical damage to our vessels, protection and indemnity insurance for liability to our employees and others, and other general liability insurance. As a result of the unprecedented hurricane and tropical storm activity in the U.S. Gulf of Mexico during 2004 and 2005, we expect substantial increases in premiums on the insurance we maintain. Further, it is anticipated that, going forward, our insurers may require us to pay larger deductibles and our policies may dramatically reduce the scope of what would be covered as an insurable loss. As a result, we may bear a greater risk than we have historically in the event of a loss, such as with damage to our vessels or equipment. It is also possible that a significant accident or other event that is not fully covered by insurance could have a material adverse affect on our financial condition and results of operations.

Builder’s Risk insurance provides coverage for customer property while under construction. Builder’s Risk may cover the contractor’s interest in materials at the job site before they are installed, materials in transit intended for the job and the value of the property being constructed until it is completed and accepted by the owner. Builder’s Risk deductibles and premiums have significantly increased during the past several years, and coverage is not available for all types of damage that may occur or for all projects. In some cases, we may be responsible for part or all of the deductible. We may be required pursuant to contract terms to obtain and carry Builder’s Risk insurance, which will be factored into our contract bid pricing. Builder’s Risk coverage may not be available to us or our clients in the future at commercially viable rates, or at all.

Offshore employees, including marine crews, are covered by an insurance policy, which covers Jones Act exposures. Our self-insured retention on the Jones Act program for employees is currently $150,000 per claim.

While we believe that our current insurance policies are adequate to cover the fair market value of our vessels and repair costs, as stated above, the impact on the insurance industry as a result of the hurricane activity in the U.S. Gulf of Mexico in 2005 and 2004 may make it more difficult for us to maintain this type of coverage in the future. Also, certain risks inherent in the nature of our business are either not insurable, or available only at prohibitively uneconomical rates. We cannot assure that any such insurance will be sufficient or effective under all circumstances associated with our business, or against all hazards to which we may be subject.

Competition

The marine construction industry is highly competitive. Competition is influenced by such factors as price, availability and capability of equipment and personnel, and reputation and experience of management. Contracts for work in the U.S. Gulf of Mexico are typically awarded on a competitive bid basis one to three months before execution of the project. Customers usually request bids from companies they believe are technically qualified to perform the project. Our marketing staff contacts offshore operators known to have projects scheduled to ensure an opportunity to bid for these projects. Although we believe customers consider, among other things, the availability and technical capabilities of equipment and personnel, the condition of equipment and the efficiency and safety record of the contractor, price is the primary factor in determining which qualified contractor is awarded the contract. Because of the lower degree of complexity and capital costs involved in shallow water marine construction activities, there are a number of companies with one or more pipelay barges capable of installing pipelines in shallow water.

We currently compete in the Gulf of Mexico pipelay market in water depths of 200 feet or less primarily with Global Industries, Ltd. (Global), Cal Dive International, Inc. (Cal Dive), Chet Morrison Contractors, Inc. and a few smaller competitors. We also compete primarily with Global and Cal Dive in water depths between 200 feet and 1000 feet. Beginning in the first half of 2005, we have had and continue to experience an improvement in the competitive market conditions in the U.S. Gulf of Mexico for several reasons. The number of vessels located in the U.S Gulf of Mexico decreased during the first nine months of 2005, which contributed to our improved vessel utilization during that period. At the same time, Global deployed vessels from operations in the U.S. Gulf of Mexico to perform work in international areas. Additionally, Torch Offshore, Inc. filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2005, temporarily removing its vessels and equipment from service.

As a result of these events, and coupled with the unprecedented hurricane and storm activity in the U.S. Gulf of Mexico during 2004 and 2005, our vessel utilization during 2005 has significantly increased. However, during the fourth quarter of 2005, our competitors began to mobilize additional vessels and equipment into service in both the U.S. Gulf of Mexico and offshore Mexico. Currently, the demand for these services exceeds the availability of assets and equipment located in the U.S. Gulf of Mexico capable of satisfying such demand, and we anticipate that vessel utilization in the U.S. Gulf of Mexico will remain at high levels during 2006 and 2007.

For the installation and removal of production platforms, we compete primarily with Offshore Specialty Fabricators, Inc., Global, TETRA Technologies, Inc., Manson Gulf L.L.C., and a few smaller competitors.

Internationally, the marine construction industry is dominated by a small number of major international construction companies and government owned or controlled companies that operate in specific areas or on a joint venture basis with one or more of the major international construction companies. International contracts are typically awarded on a competitive bid basis and generally have longer lead times than those in the U.S. Gulf of Mexico. Our major competitors internationally are Global, J. Ray McDermott, S.A., Saipem S.p.A., Hyundai Heavy Industries Company Ltd., Willbros Group, Inc. and SaiBOS (a joint venture between Saipem S.p.A. and Bouygues Offshore S.A.).

Regulation

Many aspects of the offshore marine construction industry are subject to extensive governmental regulation. Our United States operations are subject to the jurisdiction of the United States Coast Guard, the National Transportation Safety Board and the Customs Service, as well as private industry organizations such as the American Bureau of Shipping. The Coast Guard and the National Transportation Safety Board set safety standards and are authorized to investigate vessel accidents and recommend improved safety standards, and the Customs Service is authorized to inspect vessels at will.

We are required by various governmental and quasi-governmental agencies to obtain permits, licenses and certificates in connection with our operations. We believe that we have obtained or will be able to obtain, when required, all permits, licenses and certificates necessary to conduct our business.

In addition, we depend on the demand for our services from the oil and gas industry and, therefore, our business is affected by laws and regulations, as well as changing taxes and policies relating to the oil and gas industry. In particular, the exploration and development of oil and gas properties located on the continental shelf of the United States is regulated primarily by the Minerals Management Service. The Minerals Management Service must approve and grant permits in connection with drilling and development plans submitted by oil and gas companies. Delays in the approval of plans and issuance of permits by the Minerals Management Service because of staffing, economic, environmental or other reasons could adversely affect our operations by limiting demand for our services.

Certain of our employees are covered by provisions of the Jones Act, the Death on the High Seas Act and general maritime law. These laws make liability limits under state workers’ compensation laws inapplicable and permit these employees to bring suit for job related injuries with generally no limits on our potential liability. See “Insurance” under this Item for a discussion of insurance coverage.

Environmental Regulation

Our operations are affected by numerous federal, state and local laws and regulations relating to protection of the environment, including the Outer Continental Shelf Lands Act, the Federal Water Pollution Control Act of 1972 and the Oil Pollution Act of 1990. The technical requirements of these laws and regulations are becoming increasingly complex and stringent, and compliance is becoming increasingly difficult and expensive. Certain environmental laws provide for “strict liability” for remediation of spills and releases of hazardous substances and some provide liability for damages to natural resources or threats to public health and safety. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties, and criminal prosecution. It is possible that changes in the environmental laws and enforcement policies, or claims for damages to persons, property, natural resources or the environment could result in substantial costs and liabilities. Our insurance policies provide liability coverage for sudden and accidental occurrences of pollution and/or clean up and containment of the foregoing in amounts that are in accordance with customary industry practices.

Employees

As of January 31, 2006, we had approximately 775 employees, including 650 operating personnel and 125 corporate, administrative and management personnel. Of our total employees, approximately 540 are employed domestically and approximately 235 are employed internationally. As of January 31, 2006, we had no employees that were unionized or employed subject to any collective bargaining or similar agreements. However, we may in the future employ union laborers if required by project specific labor agreements. We believe our relationship with our employees is good.

Our ability to further expand our operations internationally and meet any increased demand for our services depends on our ability to increase our workforce. A significant increase in the wages paid by competing employers could result in a reduction in the skilled labor force available to us and/or increases in the wage rates paid by us. If either of these circumstances takes place, to the extent that such wage increases could not be passed on to our customers, our profitability could be impaired.

Company Information and Website

Our principal executive offices are located at 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042. Our telephone number at our principal executive offices is (713) 361-2600. Our Internet address is www.horizonoffshore.com. Copies of the annual, quarterly and current reports that we file with the SEC, and any amendments to those reports, are available on our web site free of charge. The information posted on or available through our web site is not incorporated into this Annual Report.